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                                                                    EXHIBIT 99.1

                     AEROPOSTALE REPORTS JULY SALES RESULTS



        - SAME STORE SALES INCREASE 13.8% COMPARED TO 19.3% LAST JULY -

 - INCREASES GUIDANCE TO $0.17 PER DILUTED SHARE VS. PREVIOUS GUIDANCE OF $0.11
                              PER DILUTED SHARE -


NEW YORK, NEW YORK - AUGUST 4, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended July 31, 2004 increased 43.6% to $71.1 million, compared to $49.5 million for the four-week period ended August 2, 2003. The company's comparable store sales increased 13.8% for the month, versus a comparable store sales increase of 19.3% in the year ago period.

For the quarter ended July 31, 2004, total net sales have increased 50.0% to $194.9 million, compared to $129.9 million in the quarter ended August 2, 2003. Comparable store sales for the second quarter have increased 20.0%, compared to 9.2% in the year ago quarter. Year-to-date, total net sales have increased 49.7% to $362.5 million, compared to $242.2 million in the year-ago period. Year to date, comparable store sales have increased 19.5%, compared to an increase of 5.5% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We are very pleased with our July sales performance particularly given the difficult comparisons and no-tax week shifts in certain states. The transition into the key back to school selling season has been smooth and we ended the month with both the appropriate inventory composition and inventory level."

The company also increased its guidance for the second quarter today. The company now believes it will report second quarter earnings per fully diluted share of $0.17 versus its previously issued guidance of $0.11 per fully diluted share.

To hear the Aeropostale prerecorded July sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #4497112.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 522 stores in 42 states.

SPECIAL NOTE: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future



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results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's Form 10-K for the year ended January 31, 2004 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.




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